Exhibit 23

Consent of Independent Auditors

The Board of Directors

Ballantyne of Omaha Inc.:

We consent to the incorporation by reference in the registration statement No. 333-139177 on Form S-8, No. 333-116739 on Form S-8 and No. 333-03849 on Form S-8 of Ballantyne of Omaha Inc of our report dated November 16, 2007, with respect to the balance sheets of Marcel Desrochers Inc as of November 30, 2006, and the related statements of earnings, retained earnings and cash flows for the year ended November 30, 2006, which report appears in the Form 8-K/A of Ballantyne of Omaha Inc dated December 28, 2007.

/s/ KPMP LLP

Montreal, Canada

January 18, 2008